EXHIBIT 4.1

FORM OF WARRANT

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO THE TERMS OF THE SHAREHOLDERS AGREEMENT, DATED AS OF AUGUST 19, 2014, BY AND AMONG ELIZABETH ARDEN, INC., NIGHTINGALE ONSHORE HOLDINGS L.P. AND NIGHTINGALE OFFSHORE HOLDINGS L.P., AS THEREAFTER AMENDED FROM TIME TO TIME.

WARRANT TO PURCHASE

COMMON STOCK OF ELIZABETH ARDEN, INC.

August 19, 2014

ELIZABETH ARDEN, INC., a Florida corporation (the “Corporation”), HEREBY CERTIFIES THAT, for value received, [Nightingale Onshore Holdings L.P.] [Nightingale Offshore Holdings L.P.], or registered assigns, is entitled to purchase, in whole or part and from time to time, up to a number of fully paid and non-assessable shares of Common Stock equal to the Initial Amount at a purchase price per share equal to $20.39 (the “Warrant Price”), in each case subject to adjustment pursuant to Section 6 (such shares of Common Stock purchasable upon exercise of this Warrant, the “Warrant Shares”). As used herein, the term “Common Stock” means the Corporation’s Common Stock, par value $0.01 per share, as constituted on the date of original issue of this Warrant, and any shares of capital stock or other property into which such shares of Common Stock may thereafter be changed or that may be issued in respect of, in exchange for, or in substitution of such Common Stock. As used herein, the term “Warrants” means this Warrant and all warrants delivered in substitution or exchange for such warrants. The term “Warrant” means one of the Warrants. This Warrant is being issued in connection with the Securities Purchase Agreement dated as of August 19, 2014, by and among the Corporation, Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. (the “Purchasers”) for the purchase of $50,000,000 liquidation preference in Series A Serial Preferred Stock (the “Securities Purchase Agreement”). Capitalized terms not otherwise defined herein have the meanings set forth in the Securities Purchase Agreement.

As used herein:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. For purposes of this Warrant, none of the

Purchasers and their respective Affiliates shall be deemed to be Affiliates of the Corporation or any of its subsidiaries.

“Articles of Amendment” has the meaning set forth in Section 7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Initial Amount” means [1,078,805] [1,373,462].

“Market Price” means, as of a specific date, the Volume Weighted Average Price of one share of Common Stock during the five (5) consecutive trading days immediately preceding the date of determination;

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Transferee” has the meaning set forth in Section 9(a).

Section 1. Term of Warrants; Exercise of Warrants.

(a) Subject to the terms hereof, the holder of this Warrant shall have the right, at any time and from time to time, from and after the date hereof until 11:59 PM New York City Time on the date that is the ten-year anniversary of the Closing (as defined in the Securities Purchase Agreement), to purchase from the Corporation up to the number of shares of Common Stock which such holder may at the time be entitled to purchase pursuant to this Warrant, upon surrender to the Corporation, at its address for receipt of notices pursuant to Section 10 hereof, of this Warrant, together with the Notice of Exercise form at the end hereof duly completed and signed, accompanied by payment to the Corporation of the Warrant Price for the number of shares with respect to which this Warrant is being exercised.

(b) Except as provided in Section 7, payment of the aggregate Warrant Price shall be made, at the option of the holder, by the following methods:

(1) By certified check or by wire transfer in the amount of the aggregate Warrant Price to an account specified in writing (including by email) by the Corporation;

(2) by surrendering to the Corporation shares of Series A Serial Preferred Stock having a value as of the Exercise Date equal to the aggregate Warrant Price (which value shall be the Liquidation Preference of the Series A Serial Preferred Stock as defined in the Articles of Incorporation of the Corporation, as amended, plus accrued and unpaid dividends, whether or not declared on such Series A Serial Preferred Stock as of the date of exercise); or

(3) any combination of the foregoing.

For the avoidance of doubt, under no circumstances will the Corporation be required to net cash settle this Warrant upon its exercise.

(c) Notwithstanding anything to the contrary herein, except as provided in Section 7, if the Market Price of one share of Common Stock issuable hereunder is greater than the Warrant Price, the holder may elect to receive Warrant Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant to the Corporation, at its address for receipt of notices pursuant to Section 10 hereof, together with the Notice of Exercise duly completed and signed, in which event the Corporation shall issue or cause to be issued to the holder a number of Warrant Shares computed using the following formula:

X = Y (A-B)

A

Where:

X =	the number of Warrant Shares to be issued to the holder;

Y =	the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (as of the date of exercise);

A =	the Market Price of one share of Common Stock; and

B =	the Warrant Price.

As used herein:

“Market Price” means the Volume Weighted Average Price of one share of Common Stock during the five (5) consecutive trading days immediately preceding the date of exercise;

“Volume Weighted Average Price” means the volume weighted average sale price on The Nasdaq Stock Market as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Corporation (“Bloomberg”) or, if NASDAQ is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or in the “pink sheets” by the Pink OTC Market, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as determined by an independent appraiser selected in good faith by the Corporation and reasonably acceptable to the holder of the Warrant, the fees and expenses of which shall be shared equally by the holder of the Warrant and the Corporation;

“Trading Day” means any day on which the Common Stock is traded for any period on NASDAQ, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

(d) Upon such surrender of this Warrant (or, if this Warrant is represented by book-entry, delivery to the Corporation of a Notice of Exercise) and payment of such Warrant Price as aforesaid, the Corporation shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the holder of this Warrant and in such name or names as such holder may designate, a certificate or certificates, or evidence of book-entry, with respect to the number of full shares of Common Stock so purchased. Such shares of Common Stock shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of such shares of Common Stock as of the close of business on the date of the surrender of this Warrant and, if applicable, payment of the Warrant Price as aforesaid, notwithstanding that the certificates representing such shares shall not actually have been delivered or that the stock transfer books of the Corporation shall then be closed. The Corporation hereby represents and warrants that any Common Stock issued upon the proper exercise of this Warrant will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the holder of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock, as the case may be, then issuable upon exercise of this Warrant. The Corporation will (i) procure, at its sole expense, the listing of the Common Stock and other securities issuable upon exercise of this Warrant, subject to issuance or notice of issuance on all stock exchanges on which the Common Stock are then listed or traded and (ii) maintain the listing of such Common Stock after issuance. The Corporation will use commercially reasonable efforts to ensure that the Common Stock may be issued in compliance with applicable law or regulations or any requirements of any securities exchange on which the Common Stock are listed or traded.

(e) This Warrant shall be exercisable, at the election of the holder of this Warrant, either in full or from time to time in part. In the event that this Warrant is exercised with respect to less than the aggregate number of shares of Common Stock this Warrant then entitles such holder to purchase, the Corporation shall deliver to or upon the order of such holder hereof a new Warrant (which may be represented by book-entry) evidencing the rights of such holder to purchase the unpurchased shares of Common Stock then called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant. In the alternative, at the request of the holder upon any partial exercise of this Warrant, appropriate notation may be made on this Warrant and the same shall be returned to such holder.

Section 2. Payment of Taxes. The Corporation shall pay all documentary stamp taxes, transfer tax or other incidental expenses if any, attributable to the initial issuance of the shares of Common Stock upon exercise of this Warrant, provided that the Corporation shall not be required to pay any tax or taxes which may be payable with respect to any secondary transfer of a Warrant or the shares of Common Stock issued upon exercise of any Warrant.

Section 3. Transferability. Subject to compliance with any applicable securities laws and the Shareholders Agreement, dated as of August 19, 2014, among the Corporation and the Purchasers, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Corporation or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Corporation shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

Section 4. Exchange of Warrant Certificate. Any Warrant certificate may be exchanged for another certificate or certificates entitling the holder thereof to purchase a like aggregate number of shares of Common Stock as this certificate then entitles such holder to purchase. Any holder of a Warrant desiring to exchange such Warrant certificate shall make such request in writing delivered to the Corporation, and shall surrender, properly endorsed, the certificate evidencing the Warrant to be so exchanged. Thereupon, the Corporation shall execute and deliver one or more new Warrant certificates as so requested. Upon request by any holder and surrender of a Warrant certificate, the Corporation shall cause this Warrant to be represented by book-entry, and shall promptly provide the holder with evidence of such book-entry.

Section 5. Mutilated or Missing Warrant. In case any Warrant certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the request of the holder thereof, issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate or certificates, or in lieu of and in substitution for the certificate or certificates lost, stolen or destroyed, a new Warrant certificate or certificates of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Corporation of such loss, theft or destruction of such Warrant and indemnity, if requested, satisfactory to the Corporation.

Section 6. Adjustment of Warrant Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

(a) Dilutive Issuances.

(i) If and whenever on or after August 19, 2017, the Corporation issues or sells any shares of Common Stock (including the issuance and sale of shares of Common Stock owned or held by or for the account of the Corporation and any issuance of convertible securities or warrants for the purchase of Common Stock, in which case the Common Stock into which such convertible securities are convertible or for which the Warrants are exercisable shall be deemed issued), except for Permitted Issuances, for a consideration per share (the “New Issuance Price”) less than a price equal to the Market Price determined as of the date of such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then the Warrant Price then in effect shall be reduced to a price determined in accordance with the following formula:

R1 = Rx	OS + A
OS + B

Where:

R1 = the Warrant Price in effect immediately after such Dilutive Issuance;

R = the Warrant Price in effect immediately prior to such Dilutive Issuance;

OS = the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue (excluding the Warrants represented hereby) or upon conversion or exchange of any convertible securities outstanding immediately prior to such issue (to the extent such Options or convertible securities have an exercise or conversion price below R);

A = the number of shares of Common Stock that would have been issued (or deemed to have been issued, in the case of an issuance of convertible securities or warrants for the purchase of Common Stock) if such Dilutive Issuance had been issued at a price per share equal to the lower of the Warrant Price and the Market Price (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by the lower of the Warrant Price and the Market Price); and

B = the number of shares of Common Stock issued (or deemed to have been issued, in the case of an issuance of convertible securities or warrants for the purchase of Common Stock) in such Dilutive Issuance.

(ii) In the event of any such Dilutive Issuance, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of shares of Common Stock issuable upon the exercise of this Warrant immediately prior to such Dilutive Issuance, and (2) the Warrant Price in effect immediately prior to such Dilutive Issuance, by (y) the new Warrant Price determined in accordance with Section 6(a)(i).

(iii) “Permitted Issuance” means any issuance of Common Stock or Securities (whether or not owned by the Shareholder) (i) to the Company or a Subsidiary of the Company, (ii) to officers, employees, directors or, consultants of the Company or any of its Subsidiaries or other eligible participants pursuant to the Company’s board-approved equity incentive plans and the securities issued upon exercise or conversion thereof, (iii) as consideration in a merger or acquisition of the stock or assets of another Person, (iv) pursuant to the conversion or exchange of any securities of the Company into capital stock of the Company, or the exercise of any warrants or other rights to acquire capital stock of the Company, in each case, that are outstanding at Closing or subsequently acquired by the Shareholder, or (v) in connection with a joint venture, strategic alliance or other commercial relationship with any Person (including

Persons that are customers, suppliers and strategic partners of the Company or any Subsidiary) relating to the operation of the Company’s or any Subsidiary’s business and for which a primary purpose thereof is not raising capital; or (vi) in connection with a public offering with respect to a Subsidiary of the Company.

(iv) Notwithstanding anything to the contrary herein, the provisions of this Section 6(a) shall only apply if the New Issuance Price is less than both the Market Price and the Warrant Price.

(v) Notwithstanding anything in this Warrant to the contrary, the number of shares of Common Stock which may be issued under this Warrant shall be limited to 19.99% of the Company’s outstanding shares of Common Stock as of the date of this Agreement

(b) Subdivision or Combination of Shares. If the Corporation at any time shall subdivide or combine its Common Stock, the Warrant Price and the number of shares of Common Stock issuable upon exercise hereof shall be proportionately adjusted such that the aggregate exercise price of this Warrant shall at all times remain the same, so as to retain the value of the Warrant. Any adjustments under this subsection (b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Stock Dividends. If the Corporation at any time while this Warrant is outstanding and unexpired shall pay a dividend payable in shares of Common Stock (except any distribution specifically provided for in the foregoing subsection (b)), then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction, (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution and the number of shares of Common Stock subject to this Warrant shall be proportionately adjusted. Any adjustment under this subsection (b) shall become effective as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(d) Merger Event. In the event of (i) any reclassification of the outstanding shares of Common Stock, (ii) a consolidation, merger, combination or binding share exchange of the Corporation with or into another entity or (iii) any sale or conveyance of all or substantially all of the property and assets of the Corporation to another Person (each of the foregoing, a “Merger Event”), this Warrant shall be exercisable for the same type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that the holder of this Warrant would have been entitled to receive upon such Merger Event had such holder exercised this Warrant immediately prior to such Merger Event. In determining the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) receivable upon consummation of such Merger Event, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Merger Event, the holder of the Warrant shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock, other securities or other property or assets (including cash or any combination thereof) that the holder of this Warrant will receive upon exercise of this Warrant.

(e) Notice of Adjustment. Whenever the Warrant Price shall be adjusted pursuant to the provisions hereof, the Corporation shall within twenty (20) days of such adjustment deliver a certificate signed by its chief executive officer or chief financial officer to the registered holder(s) hereof setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Warrant Price after giving effect to such adjustment

(f) Fractional Interests. The Corporation shall not be required to issue fractional shares of Common Stock on the exercise of any Warrant. If any fraction of a share would, except for the provisions of this Section 6, be issuable on the exercise of this Warrant (or specified portions thereof), the Corporation shall issue a full share of Common Stock in lieu of such fractional share.

Section 7. Mandatory Exercise. After the five-year anniversary of the original date of issuance of this Warrant, the Corporation may require exercise of this Warrant (the “Mandatory Exercise”) upon written notice to all holders if the Volume Weighted Average Price for the Common Stock exceeds one hundred fifty percent (150%) of the Warrant Price for ten (10) consecutive Trading Days (the “Trigger Period”). The Corporation shall exercise its right to compel a Mandatory Exercise under this Section 7 by delivering to all holders, no more than 2 Trading Days following the end of the Trigger Period, a written notice thereof (the “Mandatory Exercise Notice”). The Mandatory Exercise Notice shall (1) state the Trigger Period and show the calculation of the Volume Weighted Average Price described above, (2) confirm that there is and will be an effective registration statement covering the resale of the Warrant Shares and (3) state the Trading Day selected for the Mandatory Exercise in accordance with this Section 7, which shall be at least five (5) but not more than ten (10) Trading Days following the date of the Mandatory Exercise Notice (the “Mandatory Exercise Date”). For purposes of this Section 7, if a holder is required to surrender shares of Series A Serial Preferred Stock as payment of the Warrant Price, such requirement shall apply to shares of Series A Serial Preferred Stock held by Affiliates of such holder (so long as such shares are not being used by such Affiliate as payment of the Warrant Price for Warrants held by such Affiliate). Notwithstanding the provisions of Section 1, payment of the aggregate Warrant Price in respect of a Mandatory Exercise shall be made as provided in Section 1(b)(2); provided, that if a holder does not own, as of the Mandatory Exercise Date, Series A Serial Preferred Stock having a value as of the Mandatory Exercise Date at least equal to the aggregate Warrant Price, such holder shall surrender to the Corporation all of its shares of Series A Serial Preferred Stock (if any) and payment of the balance of the aggregate Warrant Price shall be made (i) as provided in Section 1(b)(1) or (ii) by net settlement as provided in Section 1(c), at the option of the holder. In the event that the holder does not exercise this Warrant in full by the Mandatory Exercise Date, (A) the holder shall be deemed to have exercised this Warrant in full on the Mandatory Exercise Date as if the Corporation had received from the holder on the Mandatory Exercise Date a Notice of Exercise with respect to all of the then-remaining Warrant Shares and (B) (1) if the holder owns shares of Series A Serial Preferred Stock having a value equal to or greater than the Warrant Price, a number of such shares having a value equal to the Warrant Price (determined in accordance with Section 1(b)(2)) shall be deemed to have been cancelled in accordance with Article III, Section 3, subsection 5 of the

Company’s Articles of Incorporation as amended by those certain Articles of Amendment dated August 19, 2014 (the “Articles of Amendment”) on the Mandatory Exercise Date and shall be deemed to have been surrendered as payment of the Warrant Price (pursuant to Section 1(b)(2) and Article III, Section 3, subsection 5 of the Articles of Amendment) or (2) if the holder does not own any shares of Series A Serial Preferred Stock, or owns shares of Series A Serial Preferred Stock having a value less than the Warrant Price, all of such shares (if any) shall be deemed to have been cancelled in accordance with Article III, Section 3, subsection 5 of the Articles of Amendment on the Mandatory Exercise Date and shall be deemed to have been surrendered as payment of the Warrant Price (pursuant to Section 1(b)(2) and Article III, Section 3, subsection 5 of the Articles of Amendment) and payment of the balance of the Warrant Price shall be made using the net issuance provisions set forth in Section 1(c).

Section 8. No Rights as Stockholder. Nothing contained in this Warrant shall be construed as conferring upon the holder or its transferees any rights as a stockholder of the Corporation, including the right to vote, receive dividends, consent or receive notices as a stockholder with respect to any meeting of stockholders for the election of directors of the Corporation or any other matter. The Corporation will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

Section 9. Withholding. The Corporation shall be entitled to deduct and withhold (or have deducted and withheld) from any amounts payable pursuant to the Warrants such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any other provision of applicable Tax Law. To the extent such amounts are so deducted or withheld and duly paid to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Warrant as having been paid to the Person in respect of which such deduction or withholding was made.

Notices. All notices and communications provided for hereunder, unless otherwise specified, shall be in writing and shall be deemed delivered (a) on a Business Day if sent by telecopy during the Business Day or on the next Business Day if sent after a Business Day has ended or (b) the next Business Day after delivery to a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(1) if to any holder of Warrants, at the address specified for such communications in the Securities Purchase Agreement, or at such other address as holder of Warrants (or its transferee) shall have specified to the Corporation in writing, and

(2) if to the Corporation, to the Corporation at the address set forth below or at such other address as the Corporation shall have specified to the holder of the Warrant in writing:

Elizabeth Arden, Inc.

2400 S.W. 145th Avenue

Miramar, FL 33027

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

7675 Fifth Avenue

New York, NY 10153

Phone: (212) 310-8000

Facsimile: (212) 310-8007

Attention: Howard Chatzinoff

                Michael J. Aiello

Section 11. Successors. This Warrant shall bind and inure to the benefit of the Corporation and its permitted successors and assigns hereunder and, in addition, shall inure to the benefit of and be enforceable by all holders from time to time of the Warrants.

Section 12. Applicable Law. This Warrant shall be enforced in accordance with, and the rights of the Corporation and the holder of this Warrant shall be governed by, the laws of the State of New York (without regard to conflicts of laws principles thereof), except to the extent the laws of the State of Florida mandatorily apply. Each of the parties hereto agrees (a) to submit to the non-exclusive personal jurisdiction of the State or Federal courts in the Borough of Manhattan, The City of New York, (b) that non-exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of New York, and (c) that notice may be served upon such party at the address and in the manner set forth for such party in Section 10 hereof. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to the transactions contemplated hereby.

Section 13. Benefits of this Agreement. Nothing in this Warrant shall be construed to give to any person or corporation other than the Corporation and the holder of this Warrant any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Corporation and the holder hereof.

Section 14. Amendment. This Warrant may be amended by the Corporation in any respect at any time or from time to time upon the written consent of the holder of this Warrant.

IN WITNESS WHEREOF, the Corporation has executed this Warrant.

ELIZABETH ARDEN, INC.

By:
Marcey W. Becker Senior Vice President, Finance

NOTICE OF EXERCISE

(1)(a) The undersigned hereby elects to purchase shares of Common Stock of ELIZABETH ARDEN, INC., pursuant to the provisions of Section 1 of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

(i)	Payment shall take the form of (check applicable box(es)):

☐	cash in the amount of $ ; and/or

☐	the delivery of shares of Series A Serial Preferred Stock with an aggregate value of $ (such value equal to the liquidation preference thereof plus accrued and unpaid dividends, whether or not declared).

(1)(b) The undersigned hereby elects to purchase shares of Common Stock of ELIZABETH ARDEN, INC., pursuant to the terms of the net exercise provisions set forth in Section 1(c) of the attached Warrant.

(2) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Name)

(3) Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

(Name)

(Date)	(Signature)

ASSIGNMENT FORM

(To assign the foregoing warrant, execute

this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [            ] all of or [            ] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose  address is

Dated:                                     ,

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.